Exhibit 10.1

SEPARATION AGREEMENT,
WAIVER AND RELEASE

This Agreement is made and entered into freely and voluntarily by and between Larry H. Wolff (hereinafter referred to as “Employee”) and Universal Technical Institute, Inc. (hereinafter referred to as “UTI”).*

WHEREAS, Employee is employed by UTI; and

WHEREAS, the parties wish to terminate their employment relationship in a manner which is satisfactory to both Employee and UTI;

NOW, THEREFORE, for and in consideration of the acts, payments, covenants and mutual agreements herein described and agreed to be performed, Employee and UTI agree as follows:

1. Termination Date. Employee agrees, recognizes and accepts that Employee’s employment relationship with UTI will terminate as of December 12, 2008 and that UTI has no obligation, contractual or otherwise, to re-employ or recall Employee in the future.

2. Definitions.

(a) “Business” means (a) ownership and operation of private post-secondary educational institutions, the primary educational program of which teaches motorcycle, marine, automotive, diesel, and collision repair and refinishing technologies, or (b) any similar or incidental business conducted, or engaged in, by the Company prior to the date hereof or at any time during the Term.

(b) “Compete” shall mean to directly or indirectly own, operate, manage, join, control, be employed by, be a consultant to or become a director, officer, or shareholder of (holding 5% or more of shares) any educational institution or facility with more than 50% of its gross revenue for the institution or facilities preceding fiscal year being generated by educational programs which teach automotive, motorcycle, marine, diesel or collision repair and refinishing technologies (or a combination of these programs). Such competing business shall be referred to herein as “Competitive Business”.

(c) “Market” means anywhere in the United States or Puerto Rico. If a court of competent jurisdiction finds that this definition of Market is unreasonable, then the Market will be considered to mean all states in which the Company has a campus or other training center and all states that are contiguous to a state in which the Company has a campus or training center. If a court of competent jurisdiction finds that this definition of Market is unreasonable, the Market shall mean all states in which the Company has a campus or other training center.

* As used in this Agreement, the term “UTI” includes Universal Technical Institute and all of its current and former officers, directors, agents, representatives and employees, as well as all current and former entities related to or affiliated with UTI. “Company” includes all current and former entities related to or affiliated with UTI.

3. Payment(s). UTI agrees to pay Employee the sum of $144,581.82 (less withholding) representing an amount equal to twenty nine (29) weeks of Employee’s base salary at the time of termination. This amount shall be paid in bi-weekly payments via the Company’s regular payroll process. This twenty nine (29) week period shall be defined as the “Severance Period”. In addition, Company agrees to pay Employee the sum of $9,971.16 representing eighty (80) hours of vacation pay. Employee shall be entitled to the fiscal 2008 bonus, if any is earned according to the terms of the UTI bonus plan. This bonus will be paid when all other employee bonuses are paid, approximately in December 2008, and is subject to tax withholdings accordingly.

Employee acknowledges that the payment(s) referenced in this Agreement constitutes special consideration to Employee in exchange for the promises made herein by Employee and that UTI was not otherwise obligated to provide to Employee any such payment, benefits or portion thereof. Employee also acknowledges that it is likely that there will be a two week processing time that may apply and that no payments under this Agreement will be processed until Employee signs the Agreement and the revocation period set forth in Paragraph 10 below has passed.

4. Benefits. Employee’s current medical, dental and vision benefits will continue pursuant to Company policy, until December 15, 2008. Beginning on the first day that active employee coverage is ineffective, Employee may elect to continue current health benefits for up to eighteen (18) months in accordance with the plan provisions and the Consolidated Omnibus Budget Reconciliation Action of 1985 (COBRA). In addition, if Employee signs and returns this Agreement, the Company will continue to pay the employer portion of the insurance premium (for medical and dental coverage only) for the coverage held by Employee during active employment and any administrative fee until June 30, 2009 provided the Employee makes a timely election to receive COBRA benefits and pays the employee portion of the premium, if any.

5. Stock Awards. All stock awards (as defined in any applicable Plan), including stock options or restricted stock shall vest and be governed as set forth in the terms and provisions of the Plan and the grant Agreement under which such Award was granted.

6. Outplacement. Employee will be entitled to six (6) months of outplacement services provided by the firm of Right Management.

7. Transition Agreement. In consideration of the payments and benefits payable to Employee herein, Employee agrees that during the Severance Period, he will cooperate with the Company and assist the Company in the transition of Employee’s duties and responsibilities. Employee shall be available by telephone or email at and for reasonable times to assist in transition of his work and knowledge as designated by Kim McWaters during the Severance Period. Employee’s failure to effectively assist in transition of his duties and knowledge will excuse the Company from any further obligation to provide further payments and benefits under this Agreement.

8. Release. Employee hereby releases, acquits and forever discharges UTI, its officers, employees, agents and successors of and from any and all actions, claims, damages, expenses or costs of whatever nature arising out of Employee’s employment and termination of employment with UTI, whether known or not by either party at the time of execution of this Agreement.

9. Employee’s Full Waiver of All Claims includes, but is not limited to, any rights or claims under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act (FLSA), the Americans with Disabilities Act (ADA), the Employee Retirement Income Security Act (ERISA), the Equal Pay Act (EPA), the Rehabilitation Act of 1973, the Family and Medical Leave Act (FMLA), the National Labor Relations Act (NLRA), the Labor Management Relations Act (LMRA) or any other action or claim under any federal, state or local statute, or regulation or under common law which may be waived. Employee’s release also includes all claims for constructive discharge, negligent supervision, breach of contract, breach of express or implied covenant, defamation, libel, slander, intentional or negligent infliction of emotional distress, tortuous interference with contract, retaliation, failure to pay wages, bonuses, commissions or other benefits, attorneys’ fees and any other claim that could be raised by Employee as a result of Employee’s employment or termination of employment with UTI. This Waiver and Release does not affect Employee’s right to file a charge or participate in any federal, state or local investigation by any governmental agency or to challenge the validity of this Agreement, or Employee’s right to any governmental benefits payable under any Social Security or Worker’s Compensation law now or in the future. This Release is not intended to release or waive Employee’s right to bring any action to enforce the terms of this Agreement. Notwithstanding the foregoing, Employee acknowledges and agrees that he (1) is not entitled to any monetary or personal relief with respect to any charge filed by any person or entity with any federal, state or local government agency; and (2) specifically assigns any such recovery to UTI. This Agreement is not intended to and does not waive or release any claim under the Arizona Minimum Wage Act.

10. Employee’s Release of Any Age Claims. Also in consideration of the promises and understandings contained in this Agreement, Employee hereby waives, releases, discharges, and agrees that Employee will not institute, prosecute or pursue any charges, claims, causes of action, or suits for claims, if any, that have arisen as of the date of this Agreement under the Age Discrimination in Employment Act (“ADEA”), as amended, or under the age provisions of applicable state law. Employee acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA, as amended. Employee also acknowledges that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which he is or may have been entitled. Employee further acknowledges having been advised by this writing, as required by the ADEA, that:

(a)	this waiver and release do not apply to any rights or claims that may arise after execution date of this Agreement;

(b)	he has been advised hereby of having have the right to consult with an attorney prior to executing this Agreement;

(c)	he has twenty one (21) days to consider this Agreement (although he may choose to voluntarily execute this Agreement earlier);

(d)	Employee has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and

(e)	this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by the undersigned.

11. Covenant Not to Sue. Employee further covenants and agrees never to commence any action, suit or proceeding, in law or in equity against UTI, in any way pertaining to or arising out of Employee’s employment by and with UTI, or the termination of Employee’s employment, except as otherwise permitted by law. Employee also stipulates that the consideration received and to be received by Employee under this Agreement, including the payments and benefits described in paragraphs 3 and 4 above, is in full and complete satisfaction of any claims Employee may have, or may have had, arising out of Employee’s employment or termination of employment with UTI, whether known by the parties at the time of execution of this Agreement or not.

12. Confidentiality. Employee agrees to maintain in strictest confidentiality the terms and existence of this Agreement and the discussions which led to its creation and execution, with the exception that Employee may disclose such matters to any attorney who is providing advice or to an accountant or federal or state tax agency for purposes of complying with any tax laws or as otherwise required by law. If Employee breaches this confidentiality provision or any other term of this Agreement, UTI shall be excused from performing its obligations hereunder. Employee further agrees this Agreement does not constitute an admission of wrongdoing by either party and that neither this Agreement nor the negotiations that led to its creation shall be used as evidence to prove any alleged wrong, other than a failure to comply with the terms of this Agreement. The parties agree that this Agreement may be used as evidence in any action to enforce the terms of this Agreement.

13. Confidential Information.

(a) Following the Termination Date, Employee will not, directly or indirectly, in one or a series of transactions, disclose to any person, or use or otherwise exploit for his own benefit or for the benefit of anyone other than the Company, any Confidential Information, whether prepared by Employee or not; provided, however, that any Confidential Information may be disclosed (i) to officers, representatives, employees and agents of the Company who need to know such Confidential Information in order to perform the services or conduct the operations required or expected of them in the Company’s business, and (ii) in good faith by Employee in connection with the performance of Employee’s duties under this Agreement. Employee shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Employee shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order.

(b) “Confidential Information” means any confidential information including, without limitation, any study, data, calculations, software storage media or other compilation of information, brand, marketing, advertising/media, product and channel strategies, OEM market data, competitor and student research, internet marketing strategy and tactics, predictive modeling insights, product designs, pricing and training manuals, campus operations design and strategy. Copyright, “know-how,” trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans or any portion of phase of any scientific or technical information, ideas, discoveries, designs, computer programs (including source of object codes), processes, procedures, formulae, improvements or other proprietary or intellectual property of the Company, whether or not in written or tangible form, and whether or not registered, and including all files, records, manuals, books, catalogues, memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. Notwithstanding the foregoing, the term “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that is or becomes generally available to the public other than as a result of a disclosure by Employee not permissible hereunder.

14. Covenant Not to Compete. Payments and benefits payable pursuant to Sections 3 and 4 are subject to the following restrictions.

a. Post-Termination Restrictions.

(i) Employee acknowledges that services provided give Employee the opportunity to have special knowledge of the Company and its Confidential Information and the capabilities of individuals employed by or affiliated with the Company and that interference in these relationships would cause irreparable injury to the Company. In consideration of this Agreement, Employee covenants and agrees that:

(1) From the date hereof until June 30, 2009 (or until March 31, 2009 if a court finds the June 30, 2009 date is unreasonable) after the Employee’s termination date Employee will not, without the express written approval of the Chief Executive Officer of the Company, directly or indirectly, anywhere in the Market, in one or a series of transactions, Compete against Company, as defined in paragraph 2.b. above without regard to (a) whether the Competitive Business has its office or other business facilities within or without the Market, (b) whether any of the activities of the Employee referred to above occur or are performed within or without the Market, or (c) whether the Employee resides, or reports to an office, within or without the Market; provided, however, that Employee may accept employment with a successor company to the Company.

(2) Without regard to the reason for Employee’s termination, from the date hereof until June 30, 2009 (which shall not be reduced by (a) any period of violation of this Agreement by Employee or (b) if the Company is the prevailing party in any litigation to enforce its rights under this Section 14 the period which is required for such litigation), Employee will not, without the express prior written approval of the Chief Executive Officer of the Company, directly or indirectly, in one or a series of transactions: (i) recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, customer, agent, representative or any other person which has a business relationship with the Company or had a business relationship with the Company within the twenty-four (24) month period preceding the date of the incident in question, to discontinue, reduce or modify such employment, agency or business relationship with the Company; or (ii) employ or seek to employ or cause any Competitive Business or any other private post secondary educational institution to employ or seek to employ any person or agent who is then (or was at any time within twenty-four (24) months prior to the date the Employee or the Competitive Business employs or seeks to employ such person) employed or retained by the Company. Notwithstanding the foregoing, nothing herein shall prevent the Employee from providing a personal letter or recommendation to an employee with respect to a future or any other employment opportunity.

(3) The scope and term of this Section 14 would not preclude Employee from earning a living in an occupation or position that does not “Compete” with the Company or with an entity that is not a Competitive Business.

(ii) Upon a good faith determination that Employee has breached Employee’s obligations in any material respect under this Section 14 the Company, in addition to pursuing all available remedies under this Agreement, at law or otherwise, and without limiting its right to pursue the same, shall cease all payments to Employee under this Agreement.

(c) Acknowledgment Regarding Restrictions. Employee recognizes and agrees that the restraints contained in Section 14 (separately and in total) are reasonable and should be fully enforceable in view of the high level positions Employee has had with the Company, and the Company’s legitimate interests in protecting its Confidential Information and its goodwill and relationships. Employee specifically hereby acknowledges and confirms that Employee is willing and intends to, and will, abide fully by the terms of Section 14 of this Agreement. Employee further agrees that the Company would not have adequate protection if Employee were permitted to work in a Competitive Business in violation of the terms of this Agreement since the disclosure of such information is inevitable and Company would be unable to verify whether its Confidential Information was being disclosed and/or misused.

(d) Company’s Right to Injunctive Relief. In the event of a breach or imminent breach of any of Employee’s duties or obligations in this Agreement, including, without limitation, Employee’s duties and responsibilities under the terms and provisions of Section 14 of this Agreement, the Company shall be entitled to immediately cease all payments and benefits to Employee under Section 3 and 4 in the event of an actual breach, require Employee to disgorge and repay to Company all payments and benefits previously paid to or conferred upon Employee under this Agreement. Employee agrees that if Employee breaches any duties or obligations Employee has under this Agreement, that Employee has no right to any money under this Agreement that Employee must return any money paid to Employee hereunder, and that Employee forfeits any right to receive money under this Agreement. In addition to any other legal or equitable remedies the Company may have (including any right to damages that it may suffer), the Company shall be entitled to temporary, preliminary and permanent injunctive relief restraining such breach or imminent breach. Employee hereby expressly acknowledges that the harm which might result to Company’s business as a result of noncompliance by Employee with any of the provisions of Section 14 would be largely irreparable. Employee specifically agrees that if there is a question as to the enforceability of any of the provisions of Section 14 hereof, Employee will not engage in any conduct inconsistent with or contrary to such Section until after the question has been resolved by a final judgment of a court of competent jurisdiction. Employee undertakes and agrees that if Employee breaches or threatens to breach the Agreement, Employee shall be liable for any attorneys’ fees and costs incurred by Company in enforcing its rights hereunder.

15. Non-Disparagement. In order to avoid unnecessary and unfair damage to UTI’s business reputation, Employee agrees to make no statements to any parties including, but not limited to, any employees, customers, vendors, or other parties, whether oral, written or electronic which would tend to disparage, criticize or ridicule UTI.

16. Company Property and Documents. Employee agrees to return all UTI property and equipment, including keys and all files and documents pertaining to UTI, including all copies thereof, on or before the date of Employee’s termination.

17. Reliance. Employee warrants and represents that: (i) Employee has relied on Employee’s own judgment regarding the consideration for and language of this Agreement; (ii) Employee has been given a reasonable period of time to consider said Agreement; (iii) no statements made by UTI have in any way coerced or unduly influenced Employee to execute this Agreement; (iv) this Agreement is written in a manner that is understandable to Employee and Employee has read and understood all paragraphs of this Agreement; and (v) Employee has been advised to consult with legal counsel of Employee’s choice regarding this Agreement.

18. Nature of the Agreement. This Agreement and all provisions thereof, including all representations and promises contained herein, are contractual and not a mere recital and shall continue in permanent force and effect. The rights and obligations of the parties under this Agreement shall survive a merger, consolidation or transfer of ownership or sale of whole or parts of the Company and shall bind any successors or assigns of either party. This Agreement constitutes the sole and entire agreement of the parties with respect to the subject matter hereof, superseding all prior agreements and understandings between the parties, and there are no agreements of any nature whatsoever between the parties hereto except as expressly stated herein. This Agreement may not be modified or changed unless done so in writing, signed by both parties. In the event that any portion of this Agreement is found to be unenforceable for any reason whatsoever, the enforceable provision shall continue to be in full force and effect. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, and the parties agree that the courts of Arizona shall have exclusive jurisdiction over any dispute pertaining to this Agreement.

AGREED AND ACCEPTED:

Dated:     December 12, 2008

/s/ Larry H. Wolff
Larry H. Wolff

Dated:     December 17, 2008

UNIVERSAL TECHNICAL INSTITUTE, INC.

By: /s/ Tom Riggs
Tom Riggs
Senior Vice President, People Services

Return Original To:

Tom Riggs
Senior Vice President, People Services
Universal Technical Institute, Inc.
20410 N. 19th Avenue, Suite 200
Phoenix, AZ 85027

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